Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated July 18, 2025 in the Registration Statement on Form S-8, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of Eastern International Ltd. and its subsidiaries (collectively the “Company”) as of March 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes included herein.

San Mateo, California	WWC, P.C.
January 5, 2026	Certified Public Accountants
PCAOB ID No. 1171